EXHIBIT 24.1

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vinod Gupta and Raj Das, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vinod Gupta	Chairman of the Board and Chief	March 14, 2005
Vinod Gupta	Executive Officer (principal executive officer)

/s/ Raj Das	Chief Financial Officer	March 14, 2005
Raj Das	(principal accounting officer and principal financial officer)

/s/ George F. Haddix	Director	March 14, 2005
George F. Haddix

/s/ Elliot S. Kaplan	Director	March 14, 2005
Elliot S. Kaplan

/s/ Harold Andersen	Director	March 14, 2005
Harold Andersen

/s/ Dr. Vasant Raval	Director	March 14, 2005
Dr. Vasant Raval

/s/ Richard J. Borda	Director	March 14, 2005
Richard J. Borda

/s/ Martin Kahn	Director	March 14, 2005
Martin Kahn

/s/ Dennis P. Walker	Director	March 14, 2005
Dennis P. Walker